Exhibit 10.5

RESTRICTED STOCK UNIT AWARD AGREEMENT

Participant:
Award Number:
Plan:	2013 Long-Term Incentive Compensation Plan
Award Type:	Restricted Stock Unit
Grant Date:
Number Units:
Purchase Price:	$0.00
Restriction Period:	Grant Date through [ ]
Wolfspeed, Inc. (the “Company”) has awarded you [ ] restricted stock units (“RSUs”) to acquire the common stock of the Company (the “Shares”) effective [ ], the Grant Date of the Award, pursuant to the Wolfspeed, Inc. 2013 Long-Term Incentive Compensation Plan (the “2013 Plan”) and the terms of this Restricted Stock Unit Award Agreement (this “Agreement”).
In accordance with this Agreement and the 2013 Plan, upon any Termination of Service (as defined in this Agreement) before the end of the Restriction Period, unless provided otherwise in an applicable Wolfspeed severance plan, all RSUs that are not then vested will be forfeited. If not previously vested or forfeited, the RSUs will vest at 12:00 a.m. local time in Durham, NC in installments as follows, provided that you have not experienced a Termination of Service prior to the indicated vesting date:
[ ] Stock Units on [ ];
[ ] additional Stock Units on [ ];
[ ] additional Stock Units on [ ]; and
[ ] additional Stock Units on [ ]
Capitalized terms defined in the 2013 Plan and used in this Agreement without definition have the meaning specified in the 2013 Plan.
THE TERMS AND CONDITIONS OF THIS AGREEMENT, INCLUDING THE APPENDIX, ARE AN INTEGRAL PART OF THIS AGREEMENT AND ARE INCORPORATED HEREIN BY THIS REFERENCE. BY SIGNING BELOW YOU ACKNOWLEDGE THAT YOU HAVE READ, UNDERSTAND AND AGREE TO BE BOUND BY SUCH TERMS AND CONDITIONS. FAILURE TO SIGN WILL RESULT IN FORFEITURE OF THE AWARD.

Date: [ ]

WOLFSPEED, INC.:	ACCEPTED AND AGREED TO:

Gregg Lowe	[ ]
President and Chief Executive Officer

TERMS AND CONDITIONS
1.    Grant of RSUs. Subject to the terms of the 2013 Plan and this Agreement, the Company hereby grants you the RSUs as set forth on the first page of this Agreement. Each RSU represents the right to receive one Share on the date the RSU vests (subject to adjustment for a change in capitalization within the meaning of Section 4.4 of the 2013 Plan).
2.     Vesting. The RSUs will vest in accordance with the installment vesting schedule set out on the first page of this Agreement and will become fully vested, to the extent not already vested, upon your death or on the effective date of the determination of your Disability (as defined below) by the Employee Benefits Committee of the Company (the “EBC”) or such other committee as may be designated by the Board of Directors of the Company or a committee thereof, unless otherwise provided in this Agreement or the 2013 Plan. For purposes of this Agreement, “Disability” means a medically determinable physical or mental impairment resulting in your inability to perform your position or any substantially similar position, where such impairment has lasted or can be expected to last for a continuous period of not less than six months. The determination of whether or not you have a Disability will be made by the EBC in good faith in its sole discretion, and such determination shall be conclusive, final and binding upon all parties. The above definition of Disability applies in lieu of the definition set out in the 2013 Plan.
3.    Forfeiture of RSUs upon Termination of Service. Except as otherwise provided in this Agreement or the 2013 Plan, or in any Company severance plan applicable to you, and upon your Termination of Service, you will forfeit all of the RSUs that are not vested as of the date of your Termination of Service.
4.    Forfeiture of RSUs for Awards Not Timely Accepted. The Award is conditioned upon and subject to your accepting the Award by signing and delivering to the Company this Agreement, or otherwise electronically accepting the Award, no later than the first date the RSUs are scheduled to vest pursuant to the Award. In the event of your death or incapacitation prior to accepting the Award, the Company will deem the Award as being accepted. If you fail to accept the Award within the time described above, you will forfeit the RSUs.
5.    Settlement of RSUs. Subject to the terms of the 2013 Plan and this Agreement, any RSUs that vest and become nonforfeitable pursuant to Section 2 above shall be released and settled in whole Shares within thirty (30) days after the applicable vesting date. Upon settlement, the Company shall deliver to you (or, in the event of your death, to your estate or, if the Committee establishes a beneficiary designation procedure pursuant to Section 12 of the 2013 Plan, to any beneficiary that you have designated pursuant to such procedure) one or more certificates for the vested Shares or in the Company’s discretion may cause the vested Shares to be deposited in an account maintained by a broker designated by the Company.
Responsibility for Taxes.
(a)    For purposes of this Agreement, “Tax-Related Items” means any or all income tax, social insurance tax, payroll tax, payment on account or other tax-related items that may be applicable to this Award by law or regulation of any governmental authority, whether federal, state or local, domestic or foreign. Regardless of any action the Company takes with respect to withholding Tax-Related Items, you acknowledge that you are ultimately responsible for all Tax-Related Items and that such Tax-Related Items may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, without limitation, the grant, vesting or release of the RSUs, the subsequent sale of Shares and the receipt of any dividends or dividend equivalents pursuant to Shares; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or to achieve any particular tax result. Furthermore, if you have become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, you acknowledge that the Company and/or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)    Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer;

or (ii) selling or arranging for the sale of Shares that you acquire under the 2013 Plan; or (iii) withholding of Shares consistent with the “Share Withholding” provisions under Section 14.2 of the 2013 Plan.
(c)    Depending upon the withholding method, the Company or the Employer may withhold or account for Tax-Related Items by considering applicable minimum or maximum statutory withholding amounts or other applicable withholding rates. In the event Tax-Related Items are over-withheld, you will receive a refund in cash for any over-withheld amounts and will have no entitlement to the Shares equivalent. If the obligation for Tax-Related Items is satisfied by withholding of Shares, you shall be deemed, for tax purposes, to have been issued the full number of Shares, notwithstanding that a number of Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the 2013 Plan.
(d)    You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the 2013 Plan that cannot be satisfied by the means previously described. The Company may refuse to release and settle the RSUs if you fail to comply with your obligations in connection with the Tax-Related Items.
Transfer of RSUs. The RSUs and any rights under this Agreement may not be assigned, pledged as collateral or otherwise transferred, except as permitted by the 2013 Plan, nor may the RSUs or such rights be subject to attachment, execution or other judicial process until the RSUs become vested pursuant to Section 2 above. In the event of any attempt to assign, pledge or otherwise dispose of RSUs which are not then vested, or any rights under this Agreement, except as permitted by the 2013 Plan, or in the event of the levy of any attachment, execution or similar judicial process upon the rights or interests with respect to the RSUs which are not then vested, the Committee may in its discretion, upon notice to you, cause you to forfeit such RSUs.
Rights Prior to Vesting of RSUs.
(a)    You will have no rights as a shareholder with respect to any Shares issuable under the RSUs until such Shares have been duly issued by the Company or its transfer agent pursuant to the vesting and settlement of the Award.
(b)    In the event of a change in capitalization within the meaning of Section 4.4 of the 2013 Plan, the number and class of Shares or other securities that you are entitled to pursuant to this Agreement shall be appropriately adjusted or changed as determined by the Committee to reflect the change in capitalization, provided that any such additional Shares or additional or different shares of securities shall remain subject to the restrictions in this Agreement.
Termination of Service.
(a)    Unless otherwise provided in this Agreement or the 2013 Plan, for purposes of this Agreement “Termination of Service” means the discontinuance of your service relationship with the Company as an employee or a consultant of the Company or the Employer or any subsidiary or affiliate of the Company under the 2013 Plan, or as a member of the Board of Directors of Wolfspeed, Inc. Except as determined otherwise by the Committee, you will not be deemed to have incurred a Termination of Service if the capacity in which you provide services to the Company changes (for example, you change from being a non-employee director to being an employee or if you change from being an employee to a consultant to the Company) or if you transfer employment among the various subsidiaries or affiliates of the Company constituting the Employer, so long as there is no interruption in your provision of services to the Company or other Employer as an employee or consultant, or as a non-employee member of the Board of Directors of Wolfspeed, Inc. The Committee, in its discretion, will determine whether you have incurred a Termination of Service. You will not be deemed to have incurred a Termination of Service during a period for which you are on military leave, sick leave, or other leave of absence approved by the Employer.
(b)    If you are deemed to have incurred a Termination of Service other than a Termination of Service on account of your death, your right to vest in the RSUs under this Agreement or the 2013 Plan, if any, will terminate effective as of the date that you are no longer actively providing services to the Company or one of its subsidiaries or affiliates (regardless of the reason for the termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), unless otherwise provided by the terms of a written Company severance plan that applies to you and the circumstances surrounding your Termination of Service. The vesting period will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period mandated under the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any). The Committee, in its discretion, will determine when you are no longer providing services for purposes of this Award (including whether you may still be considered to be providing services while on a leave of absence).

Provisions of the 2013 Plan. The provisions of the 2013 Plan are incorporated by reference in this Agreement as if set out in full in this Agreement. To the extent that any conflict may exist between any other provision of this Agreement and a provision of the 2013 Plan, the 2013 Plan provision will control. All decisions of the Committee with respect to the interpretation, construction and application of the 2013 Plan or this Agreement shall be final, conclusive and binding upon you and the Company.
Detrimental Activity. The Committee in its sole discretion may cancel and cause to be forfeited any RSUs not previously vested or released under this Agreement if you engage in any "Detrimental Activity” (as defined below). In addition, if you engage in any Detrimental Activity prior to or within one (1) year after your Termination of Service, the Committee in its sole discretion may require you to pay to the Company the amount of all gain you realized from any vesting of the RSUs beginning six (6) months prior to your Termination of Service, provided that the Committee gives you notice of such requirement within one (1) year after your Termination of Service. In that event, the Company will be entitled to set off such amount against any amount the Company owes to you, in addition to any other rights the Company may have. For purposes of this section:
(a)    “Company” includes Wolfspeed, Inc. and all other Employers under the 2013 Plan.
(b)    “Detrimental Activity” means that you have engaged in activity that breaches the terms of any restrictive covenants in any agreement between you and the Company, including without limitation the most recent version of the Employee Agreement Regarding Confidential Information, Intellectual Property, and Noncompetition in effect for you as of the relevant date. If no such agreement exists, then “Detrimental Activity” shall mean any of the following conduct, as determined by the Committee in good faith:
(i)    the performance of services for any Competing Business (as defined below), whether as an employee, officer, director, consultant, agent, contractor or in any other capacity, except to the extent expressly permitted by any written agreement between you and the Company;
(ii)    the unauthorized disclosure or use of any trade secrets or other confidential information of the Company;
(iii)    any attempt to induce an employee to leave employment with the Company to perform services elsewhere, or any attempt to cause a customer or supplier of the Company to curtail or cancel its business with the Company; or
(iv)    any act of fraud, misappropriation, embezzlement, or tortious or criminal behavior that adversely impacts the Company.
(c)    “Competing Business" as used in Section 11(b)(i) means any corporation, partnership, university, government agency or other entity or person (other than the Company) engaged in any part of the Company’s Business, including the development, manufacture, marketing, distribution, research, or sale of any product, service, or technology that Company is developing, manufacturing, marketing, distributing, researching, or selling as of the date of your Termination of Service separation from Company.  As of the date of this Agreement, you acknowledge that the Company’s Business includes the following products, services, and technologies:  (1) silicon carbide (SiC) materials for electronic applications, (2) SiC materials for gemstone applications, (3) gallium nitride materials for electronic applications, (4) power semiconductor devices made using SiC and/or gallium nitride materials and components and modules incorporating such devices, (5) radio frequency (RF) and microwave devices made using SiC, silicon and/or gallium nitride materials and components and modules incorporating such devices, and (6) other semiconductor devices made using SiC and/or gallium nitride materials and components incorporating such devices. You acknowledge that during your employment or other relationship with the Company, the Company’s Business may expand or change and, you agree that any such expansions and changes shall expand or contract the definition of the Company’s Business accordingly.
Data Privacy Notice and Consent. The Company is located at 4600 Silicon Drive Durham, North Carolina, 27703, United States of America and grants RSUs under the 2013 Plan to employees of the Company and its subsidiaries in its sole discretion. In conjunction with the Company’s grant of the RSUs under the 2013 Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices (“Personal Data Activities”). In accepting the grant of the RSUs, you expressly and explicitly consent to the Personal Data Activities as described herein.

(a)    Data Collection, Processing and Usage. The Company collects, processes and uses your personal data, including your name, home address, email address, and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all RSUs or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in your favor, which the Company receives from you or the Employer. In granting the RSUs under the 2013 Plan, the Company will collect your personal data for purposes of allocating Shares and implementing, administering and managing the 2013 Plan. The Company’s legal basis for the collection, processing and usage of your personal data is your consent.
(b)    Stock Plan Administration Service Provider. The Company transfers your personal data to E*Trade Financial Corporation and its affiliates, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the 2013 Plan (the “Stock Plan Administrator”). In the future, the Company may select a different Stock Plan Administrator and share your personal data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for you to receive and trade Shares acquired under the 2013 Plan. You will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to your ability to participate in the 2013 Plan.
(c)    International Data Transfers. The Company and the Stock Plan Administrator are based in the United States. You should note that your country of residence may have enacted data privacy laws that are different from the United States. The Company’s legal basis for the transfer of your personal data to the United States is your consent.
(d)    Voluntariness and Consequences of Consent Denial or Withdrawal. Your participation in the 2013 Plan and your grant of consent is purely voluntary. You may deny or withdraw your consent at any time. If you do not consent, or if you later withdraw your consent, you may be unable to participate in the 2013 Plan. This would not affect your existing employment or salary; instead, you merely may forfeit the opportunities associated with the 2013 Plan.
(e)    Data Subjects Rights. You may have a number of rights under the data privacy laws in your country of residence. For example, your rights may include the right to (i) request access or copies of personal data the Company processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in your country of residence, and/or (vi) request a list with the names and addresses of any potential recipients of your personal data. To receive clarification regarding your rights or to exercise your rights, you should contact your local human resources department.
Language. If you have received this Agreement or any other document related to the 2013 Plan translated into a language other than English and if the translated version differs in meaning from the English version, the English version will control.
Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to current or future participation in the 2013 Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the 2013 Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Signed documents delivered to either party via facsimile or in portable document format will have the same effect as an original, unless otherwise required by applicable law.
General.
(a)    Nothing in this Agreement will be construed as: (i) constituting a commitment, agreement or understanding of any kind that the Company or any other Employer will continue your employment or other relationship with the Company; or (ii) limiting or restricting either party’s right to terminate your employment or other relationship.
(b)    This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. You may not assign any rights under this Agreement without the written consent of the Company, which it may withhold in its sole discretion; any such attempted assignment without the Company’s written consent shall be void. The Company may assign its rights under this Agreement at any time upon notice to you.
(c)    Notices under this Agreement must be in writing and delivered personally, by electronic transmission or by a reputable domestic or international carrier (postage prepaid and return receipt or proof of delivery requested), and, in the case of notices to the Company, unless otherwise provided herein, addressed to its principal executive offices to the attention of the Stock Plan Administrator, and, in your case, addressed to your address as shown on the Employer’s records.

(d)    This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to the conflict of law provisions thereof, as if made and to be performed wholly within such State. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of North Carolina, agree that such litigation shall be conducted in the courts of Durham County, North Carolina, or the federal courts for the United States for the Middle District of North Carolina, and no other courts, where the Award of the RSUs is made and/or to be performed.
(e)    If any provision of this Agreement is held to be invalid or unenforceable, such determination shall not affect the other provisions of the Agreement and the Agreement shall be construed as if the invalid or unenforceable provision were omitted and a valid and enforceable provision, as nearly comparable as possible, substituted in its place.
(f)    Notwithstanding any prior award agreement between you and the Company under which RSUs may have been awarded, this Agreement and the 2013 Plan set forth all of the promises, agreements and understandings between you and Company relating to the RSUs granted pursuant to this Agreement, constitute the complete agreement between the parties regarding the RSUs and replace any prior oral or written communications regarding the same.
(g)    Shares issued pursuant to this Award may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under applicable law or the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) or any stock exchange or trading system upon which the common stock of the Company is listed, and the Committee may cause a legend or legends to be placed on any such certificates or the stock records of the Company to make appropriate reference to such restrictions.
(h)    You agree that the RSUs, even if later forfeited, serve as additional, valuable consideration for your obligations, if any, undertaken in any existing agreement between you and the Company and/or other Employer regarding confidential information, noncompetition, nonsolicitation or similar covenants.
(i)    You acknowledge, represent and warrant to the Company, and agree with the Company, that (i) except for information provided in the Company’s filings with the SEC and in the Company’s current prospectus relating to the 2013 Plan, you have not relied and will not rely upon the Committee, the Company, an Employer or any employee or agent of the Company or an Employer in determining whether to accept this Award, or in connection with any disposition of Shares obtained pursuant to this Award, or with respect to any tax consequences related to the grant of the RSUs or the disposition of Shares obtained pursuant to the RSUs; and (ii) you will seek from your own professional advisors such investment, tax and other advice as you believe necessary.
(j)    You acknowledge that you may incur a substantial tax liability as a result of vesting of the RSUs. You assume full responsibility for all such consequences and the filing of all tax returns and related elections you may be required or find desirable to file. If you are required to make any valuation of Shares obtained pursuant to the RSUs under any federal, state or other applicable tax law, and if the valuation affects any tax return or election of the Company or the Employer or affects the Company’s financial statement reporting, you agree that the Company may determine the value and that you will observe any determination so made by the Company in all tax returns and elections filed by you.
(k)    You acknowledge that copies of the 2013 Plan and Plan prospectus are available upon written or telephonic request to the Company’s Stock Plan Administrator.
Severability. The provisions of this Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
Nature of Grant. In accepting this grant, you acknowledge, understand and agree that:
(a)the 2013 Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless expressly provided otherwise in the 2013 Plan or the Agreement;
(b)the grant of the RSUs is voluntary and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past;
(c)all decisions with respect to future grants of RSUs, if any, will be at the sole discretion of the Company;

(d)your participation in the 2013 Plan is voluntary;
(e)your participation in the 2013 Plan will not create a right to employment with the Company or the Employer and will not interfere with the ability of the Company, the Employer or any subsidiary or affiliate to terminate your employment or service relationship at any time;
(f)if you are employed by a non-U.S. entity and provide services outside the U.S., the RSUs are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to your Employer, and they are outside the scope of your employment or service contract, if any, with your Employer;
(g)the grant of the RSUs is not intended to replace any pension rights or compensation;
(h)the grant of the RSUs is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(i)the grant of the RSUs and your participation in the 2013 Plan will not be interpreted to form an employment or service contract or relationship with the Company, the Employer or any subsidiary or affiliate of the Company;
(j)the future value of the Shares is unknown and cannot be predicted with certainty;
(k)no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of your employment or service relationship by the Company or the Employer (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and, in consideration of the grant of the RSUs, to which you otherwise are not entitled, you irrevocably agree (i) never to institute any such claim against the Company, the Employer, or any subsidiary or affiliate of the Company, (ii) to waive your ability, if any, to bring any such claim, and (iii) to release the Company and the Employer and any subsidiary or affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the 2013 Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims;
(l)the grant of the RSUs and the benefits under the 2013 Plan, if any, will not automatically transfer to another company in the case of a merger, takeover, or transfer of liability;
(m)neither the Company, the Employer nor any subsidiary or affiliate of the Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the RSUs or of any payments due to you pursuant to the subsequent sale of any Shares acquired upon the vesting of the RSUs; and
(n)this award and any other award(s) granted under the 2013 Plan on the Grant Date are intended to fulfill any and all agreements, obligations or promises, whether legally binding or not, previously made by the Company or another Employer under the 2013 Plan to grant you the RSUs or other rights to common stock of the Company. By signing this Agreement, you accept such awards, along with all prior awards received by you, in full satisfaction of any such agreement, obligation or promise.
No Advice Regarding Grant. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding your participation in the 2013 Plan or sale of Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the 2013 Plan before taking any action related to the 2013 Plan.
Compliance with Law. Notwithstanding any other provision of the 2013 Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the RSUs, the Company shall not be required to deliver the RSUs or any of the underlying Shares prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the SEC or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the RSUs or any of the underlying Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance of the RSUs and Shares. Further, you agree that the Company shall have unilateral authority to amend the 2013 Plan and the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.
Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other participant.
Appendix. Notwithstanding any provisions in this Agreement, this Award shall be subject to any special terms and conditions set forth in the Appendix to this Agreement for your country to the extent that the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the 2013 Plan. Moreover, if you relocate to or from one of the countries included in the Appendix, the special terms and conditions for the country you are moving from and/or the country you are moving to will apply to you to the extent that the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the 2013 Plan. The Appendix is incorporated in and constitutes part of this Agreement.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the 2013 Plan, on the RSUs and on any Shares acquired under the 2013 Plan, to the extent that the Company determines it is necessary or advisable in order to comply with local law or to facilitate the administration of the 2013 Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Code Section 409A. The Award is intended to qualify for the “short-term deferral” exemption from Section 409A of the Code, and the provisions of this Agreement will be interpreted, operated and administered in a manner consistent with these intentions. The right to payment triggered by each installment vesting date or vesting event pursuant to Section 2 above is intended to be a right to a separate payment for purposes of Section 409A. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, without your consent, to unilaterally amend or modify the 2013 Plan and/or this Agreement to ensure that the RSUs qualify for exemption from or comply with Section 409A of the Code; provided, however, that the Company makes no representations that the RSUs will be exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to these RSUs. The Company will have no liability to you or to any other party if the Award, the vesting of the Award, delivery of Shares upon settlement of the Award or any other event hereunder that is intended to be exempt from or compliant with Section 409A of the Code, is not so exempt or compliant, or for any action taken by the Company with respect thereto.
Insider Trading/Market Abuse Laws. You acknowledge that, depending on your country, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Shares under the 2013 Plan during such times as you is considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to consult with your own personal legal and financial advisors on this matter.

APPENDIX ADDITIONAL TERMS AND CONDITIONS OF THE RESTRICTED STOCK UNIT AWARD AGREEMENT TERMS AND CONDITIONS

TERMS AND CONDITIONS
This Appendix includes additional terms and conditions that govern the RSUs granted to you under the 2013 Plan if you are in one of the countries listed below on the Grant Date. Unless otherwise defined in this Appendix, capitalized terms used in this Appendix and defined in the 2013 Plan or this Agreement will have the same meaning as defined in the 2013 Plan or Agreement, as applicable.

NOTIFICATIONS
This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the 2013 Plan. The information is based on securities, exchange control, and other laws in effect in the respective countries as of July 2015. Such laws are often complex and change frequently. The Company strongly recommends that you do not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the 2013 Plan because such information may be outdated when the RSUs vest and you acquire Shares or sell any Shares acquired under the 2013 Plan.
In addition, the information contained in this Appendix is general in nature and may not apply to your particular situation, and the Company cannot assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation. Finally, if you are a citizen or resident of a country other than the one in which you are currently working, transfer employment after the Grant Date, or are considered a resident of another country for local law purposes, the information contained in this Appendix may not apply to you.

AUSTRALIA

TERMS AND CONDITIONS
Australian Offer Document. You understand that the offering of the 2013 Plan in Australia is intended to qualify for exemption from the prospectus requirements under Class Order 14/1000 issued by the Australian Securities and Investments Commission. Participation in the 2013 Plan is subject to the terms and conditions set forth in the Australian Offer Document and the Award Documentation provided to you.
NOTIFICATIONS
Exchange Control Notice. Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers of any amount. The Australian bank assisting with the transaction will file the report for you. If there is no Australian bank involved in the transfer, you will have to file the report yourself.

CANADA

TERMS AND CONDITIONS
Settlement of RSUs and Sale of Shares. The following provisions supplement Section 7 of the Agreement: Notwithstanding the provisions of the 2013 Plan, the RSUs will be settled in Shares only, not cash.
Data Privacy Notice and Consent. This provision supplements Section 12 of the Agreement: You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information about you from all personnel, professional or not, involved in the administration and operation of the 2013 Plan. You further authorize the Company and any subsidiary or affiliate and the administrator of the 2013 Plan to disclose and discuss your participation in the 2013 Plan with their advisors. You further authorize the Company and any subsidiary or affiliate and the administrator of the 2013 Plan to record such personal information and to keep such information in your employee file.
Termination of Service. The following provision replaces Section 9(b) of the Agreement: If you are deemed to have incurred a Termination of Service other than a Termination of Service on account of your death (whether or not in breach of local labor laws and whether or not later found to be invalid), your right to vest in the RSUs under the 2013 Plan (if any) will terminate effective as of the earlier of (1) the date the you receive notice of termination from the Employer, or (2) the date you are no longer actively employed, regardless of any notice period or period of pay in lieu of such notice required under applicable laws (including, but not limited to statutory law, regulatory law and/or common law); the Committee shall have the exclusive discretion to determine when you are no longer actively employed for purposes of the RSU grant.
French Language Provision. The following provisions will apply if you are a resident of Quebec: The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de la Convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.
NOTIFICATIONS
Securities Law Notification: You are permitted to sell Shares acquired through the 2013 Plan through the designated broker appointed under the 2013 Plan, if any, provided the resale of Shares acquired under the 2013 Plan takes place outside of Canada through the facilities of a stock exchange on which the shares are listed.
Foreign Assets Reporting Information: You are required to report any foreign property (including RSUs and Shares) on form T1135 (Foreign Income Verification Statement) if the total value of your foreign property exceeds C$100,000 at any time in the year. The form must be filed by April 30 of the following year. You are advised to consult with a personal advisor to ensure you comply with applicable reporting obligations.

CHINA

TERMS AND CONDITIONS
Exchange Control Notice. The following terms and conditions will apply to Employees who are subject to exchange control restrictions and regulations in the PRC, including the requirements imposed by the State Administration of Foreign Exchange (“SAFE”), as determined by the Company in its sole discretion:
You understand and agree that, pursuant to local exchange control requirements, you will not be permitted to vest in an RSU or be issued any Shares under the 2013 Plan unless or until the Company, its Subsidiary or the Employer in the PRC has obtained an approval from SAFE for the 2013 Plan.
You further understand and agree that, pursuant to local exchange control requirements, you will be required to immediately repatriate any cash payments or proceeds obtained with respect to participation in the 2013 Plan to the PRC. You further understand that such repatriation of any cash payments or proceeds may need to be effectuated through a special exchange control account established by the Company, any Parent or Subsidiary, or the Employer, and you hereby consent and agree that any payment or proceeds may be transferred to such special account prior to being delivered to you.
You further understand and agree that, pursuant to local exchange control requirements, the Shares you acquire through RSU vesting will be sold at the Company’s direction within ninety (90) calendar days following the date of your Termination of Service, or within such other time period as may be required by SAFE.
Any payment or proceeds may be paid to you in U.S. dollars or local currency at the Company’s discretion. If the payments or proceeds are paid to you in U.S. dollars, you will be required to set up a U.S. dollar bank account in the PRC so that the payments or proceeds may be deposited into this account. If the payments or proceeds are paid to you in local currency, the Company is under no obligation to secure any particular exchange conversion rate and the Company may face delays in converting the payments or proceeds to local currency due to exchange control restrictions.
You further agree to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in the PRC.

FINLAND
There are no country-specific provisions.
FRANCE

TERMS AND CONDITIONS
Consent to Receive Information in English. By accepting the Award, you confirm having read and understood the 2013 Plan and the Agreement, which were provided in the English language. You accept the terms of those documents accordingly.
En acceptant l’attribution, vous confirmez avoir lu et compris le Plan de travail et ce Contrat, qui ont été transmis en langue anglaise. Vous acceptez les termes de ces documents en connaissance de cause.
NOTIFICATIONS
Exchange Control Notice. You may hold Shares acquired under the 2013 Plan outside of France provided that you declare all foreign accounts (including any accounts that were opened or closed during the tax year) on the your annual income tax return. Furthermore, you must declare to the customs and excise authorities any cash or securities you import or export without the use of a financial institution when the value of the cash or securities exceeds €10,000.

GERMANY

NOTIFICATIONS
Exchange Control Notice. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). For payments in connection with securities (including proceeds realized upon the sale of Shares), the report must be made by the 5th day of the month following the month in which the payment was received. Effective from September 2013, the report must be filed electronically. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. You are responsible for making this report.
In addition, you must report any receivables or payables or debts in foreign currency exceeding €5,000,000 on a monthly basis.

HONG KONG

TERMS AND CONDITIONS
Settlement of RSUs and Sale of Shares. The following provisions supplement Section 7 of the Agreement: Notwithstanding the provisions of the 2013 Plan, the RSUs will be settled in Shares only, not cash.
If any portion of the RSUs vest and Shares are issued within six (6) months of the Grant Date, you agree that you will not sell the Shares acquired upon vesting before the six-month anniversary of the Grant Date.

NOTIFICATIONS
Securities Warning: The RSUs and any Shares acquired upon vesting of the RSUs do not constitute a public offering of securities under Hong Kong law and are available only to directors of Wolfspeed, Inc. and employees and former employees of the Company and its subsidiaries and affiliates. The Agreement, the 2013 Plan and other incidental communication materials have not been prepared in accordance with the rules applicable to and are not intended to constitute a “prospectus” for a public offering of securities under applicable Hong Kong securities legislation, nor have the documents been reviewed by any regulatory authority in Hong Kong. The RSUs and any related documentation are intended only for the personal use of each eligible director or employee of the Employer, the Company, or its subsidiaries or affiliates and may not be distributed to any other person. If you are in doubt as to any of the contents of the Agreement or the 2013 Plan, you should obtain independent professional advice.
Nature of Scheme. The Company specifically intends that the 2013 Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

INDIA
NOTIFICATIONS
Exchange Control Notice. You must repatriate any funds received pursuant to the 2013 Plan (e.g., proceeds from the sale of Shares) to India within 90 days of receipt. You should obtain evidence of the repatriation of funds in the form of a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency. You should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.
Because exchange control regulations can change frequently and without notice, you should consult your personal legal advisor before selling Shares to ensure compliance with current regulations. It is your responsibility to comply with exchange control laws in India, and neither the Company nor the Employer will be liable for any fines or penalties resulting from your failure to comply with applicable laws.
Foreign Asset/Account Reporting Information. You are required to declare your foreign bank accounts and any foreign financial assets (including Shares held outside India) in your annual tax return. It is your responsibility to comply with this reporting obligation and you should consult your personal advisor in this regard.
ISRAEL

TERMS AND CONDITIONS
Trust Arrangement. You understand and agree that the RSUs awarded under the Agreement are awarded subject to and in accordance with the terms and conditions of the Plan, the Israeli Sub-Plan (the “Sub-Plan”), the Trust Agreement (the “Trust Agreement”) between the Company and the Company’s trustee appointed by the Company or its Subsidiary in Israel (the “Trustee”), or any successor trustee. In the event of any inconsistencies between the Sub-Plan, the Agreement and/or the Plan, the Sub-Plan will govern.

Type of Grant. The RSUs are intended to qualify for favorable tax treatment in Israel as a “102 Capital Gains Track Grant” (as defined in the Sub-Plan) subject to the terms and conditions of “Section 102” (as defined in the Sub-Plan) and the rules promulgated thereunder. Notwithstanding the foregoing, by accepting the RSUs, you acknowledge that the Company cannot guarantee or represent that the favorable tax treatment under Section 102 will apply to the RSUs.

By accepting the RSUs, you: (a) acknowledge receipt of and represents that you have read and are familiar with the terms and provisions of Section 102, the Plan, the Sub-Plan, the Trust Agreement and the Agreement; (b) accept the RSUs subject to all of the terms and conditions of the Agreement, the Plan, the Sub-Plan, the Trust Agreement and Section 102 and the rules promulgated thereunder; and (c) agree that the RSUs and/or any Shares issued in connection therewith, will be registered for your benefit in the name of the Trustee as required to qualify under Section 102.

You hereby undertake to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation to the Plan, or any RSUs or the Shares granted thereunder. You agree to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with Section 102 and the Income Tax Ordinance (New Version) – 1961 (“ITO”).

Electronic Delivery. The following provision supplements Section 14 of the Agreement:

To the extent required pursuant to Israeli tax law and/or by the Trustee, you consent and agree to deliver hard-copy written notices and/or actual copies of any notices or confirmations provided by you related to your participation in the Plan.

Data Privacy. The following provision supplements Section 12 of the Agreement:
Without derogating from the scope of Section 12 of the Agreement, you hereby explicitly consent to the transfer of Personal Data between the Company, the Trustee, and/or a designated Stock Plan Administrator, including any requisite transfer of such Personal Data outside of your country and further transfers thereafter as may be required to a broker or other third party.
Securities Law Notice. The grant of the RSUs does not constitute a public offering under the Securities Law, 1968.

ITALY

TERMS AND CONDITIONS
Plan Document Acknowledgement: By accepting the Award of RSUs, you acknowledge that you have received a copy of the 2013 Plan, the Agreement and this Appendix, that you have reviewed these documents in their entirety and that you fully understand and accept all provisions of the 2013 Plan and the Agreement.
You acknowledge having read and specifically and expressly approve the following sections of the Agreement: Section 3. (“Forfeiture of RSUs upon Termination of Service”), Section 4. (“Forfeiture of RSUs for Awards Not Timely Accepted”), Section 6. (“Responsibility for Taxes”), Section 12. (“Data Privacy Notice and Consent”), Section 13. (“Language”), Section 15(d) regarding North Carolina, U.S.A. law governing the Agreement, and Section 17. (“Nature of Grant”).
NOTIFICATIONS
Foreign Asset/Account Reporting Information. Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and Shares) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.

JAPAN

NOTIFICATIONS
Exchange Control Notice. If you acquire Shares valued at more than ¥100,000,000 in a single transaction, you must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of the Shares.
Foreign Asset/Account Reporting. You are required to report details of any assets held outside of Japan as of December 31st (including any Shares acquired under the 2013 Plan) to the extent such assets have a total net fair market value exceeding ¥50,000,000 on your annual income tax return.

KOREA (SOUTH)

NOTIFICATIONS
Exchange Control Notice. Exchange control laws require Korean residents who realize US$500,000 or more (in a single transaction) from the sale of Shares repatriate the sale proceeds back to Korea within 18 months of the sale.
Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts) based in foreign countries that have not entered into an “inter-governmental agreement for automatic exchange of tax information” with Korea to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency). You should consult with your personal tax advisor for additional information about this reporting obligation, including whether or not there is an applicable inter-governmental agreement between Korea and the U.S. (or any other country where you may hold any Shares or cash acquired in connection with the 2013 Plan).

MALAYSIA

TERMS AND CONDITIONS

Data Privacy Consent. This provision replaces in its entirety the data privacy consent in Section 12 of the Agreement:

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal information as described in this Agreement by and among, as applicable, the Employer, and the Company and its Parent, and Subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the 2013 Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number (or any other social or national identification number), salary, nationality, job title, residency status, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding (the “Data”) for the purpose of implementing, administering and managing your participation in the 2013 Plan.  The Data is supplied by the Employer and also by me through information collected in connection with the Agreement and the 2013 Plan.

You understand that the Data may be transferred to the Company or any of its Parent, or Subsidiaries, or to any third parties assisting in the implementation, administration and management of the 2013 Plan, that these recipients may be located in your country or elsewhere, including outside the European Economic Area, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country.  You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your Stock Plan Administrator.

You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing your participation in the 2013 Plan, including any requisite transfer of such Data to a broker or other third party assisting with the administration of these Restricted Stock Units under the 2013 Plan or with whom shares acquired pursuant to these Restricted Stock Units or cash from the sale of such shares may be deposited.  Furthermore, you acknowledge and understand that the transfer of the Data to the Company or any of its Parent, or Subsidiaries, or to any third parties is necessary for your participation in the 2013 Plan.

You understand that the Data will be held only as long as is necessary to implement, administer and manage your participation in the 2013 Plan.  You understand that you may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein by contacting your Stock Plan Administrator in writing.  Further, you understand that you are providing the consents herein on a purely voluntary basis.  If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Restricted Stock Units or other equity awards, or administer or maintain such awards.  Therefore, you understand that refusing or withdrawing your consent may affect your ability to vest in or realize benefits from these Restricted Stock Units and your ability to participate in the 2013 Plan.  For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your Stock Plan Administrator.

Anda dengan ini secara eksplisit dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadi anda seperti yang diterangkan dalam Perjanjian oleh dan di antara, seperti mana yang terpakai, Majikan dan Syarikat serta Ibu Syarikatnya, dan Anak-Anak Syarikatnya untuk tujuan ekslusif bagi melaksanakan, mentadbir dan menguruskan penyertaan anda dalam Pelan.

Anda memahami bahawa Syarikat dan Majikan mungkin memegang maklumat peribadi tertentu tentanganda, termasuk, tetapi tidak terhad kepada, namaanda, alamat rumah dan nombor telefon, tarikh lahir, nombor insurans sosial (atau nombor sosial atau pengenalan kebangsaan lain), gaji, kewarganegaraan, jawatan, status kependudukan, apa-apa Saham atau jawatan pengarah yang dipegang dalam Syarikat, bilangan Unit Saham Terhad atau apa-apa hak kelayakan lain kepada Saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun yang belum dijelaskan (“Data”), untuk tujuan melaksanakan, mentadbir dan menguruskan penyertaan anda dalam Pelan tersebut. Data tersebut dibekalkan oleh Majikan dan juga oleh anda melalui maklumat yang dikumpul berkenaan dengan Perjanjian dan Pelan.

Anda memahami bahawa Data boleh dipindahkan kepada Syarikat atau mana-mana Ibu Syarikat , atau Anak-anak syarikat , atau kepada mana-mana pihak ketiga yang membantu dalam pelaksanaan, pentadbiran dan pengurusan Pelan, bahawa penerima ini mungkin terletak di negara anda atau di tempat lain , termasuk di luar Kawasan Ekonomi Eropah, dan negara penerima (contohnya, Amerika Syarikat ) mungkin mempunyai undang-undang privasi data serta perlindungan yang berbeza daripada negara anda. Anda memahami bahawa anda boleh meminta senarai dengan nama serta alamat mana-mana penerima potensi Data dengan menghubungi Pentadbir Pelan Saham anda.

Anda memberi kuasa kepada penerima untuk menerima , memiliki, menggunakan , menyimpan dan memindahkan Data, dalam bentuk elektronik atau lain-lain , semata-mata untuk melaksanakan , mentadbir dan menguruskan penyertaan anda dalam Pelan, termasuk apa-apa pemindahan Data itu kepada broker atau pihak ketiga yang lain yang membantu dengan pentadbiran Unit Saham Terhad ini di bawah Pelan atau dengan siapa saham dibeli menurut Unit saham Terhad ini atau wang tunai daripada penjualan saham itu boleh didepositkan. Tambahan pula, anda mengakui dan memahami bahawa pemindahan Data kepada Syarikat atau mana-mana Ibu Syarikat , atau Anak-anak syarikat , atau kepada mana-mana pihak ketiga adalah perlu bagi penyertaan anda dalam Pelan.

Anda memahami bahawa Data hanya akan disimpan untuk tempoh yang perlu bagi melaksanakan, mentadbir, dan menguruskan penyertaan anda dalam Pelan. Andamemahami bahawa anda boleh, pada bila-bila masa, melihat Data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan yang diberi, dengan menghubungi secara bertulis Pentadbir Pelan Saham anda. Selanjutnya, anda memahami bahawa anda memberikan persetujuan di sini secara sukarela. Jikalau anda tidak bersetuju, atau jika anda kemudian membatalkan persetujuan anda, status pekerjaan atau perkhidmatan serta kerjaya anda dengan Majikan tidak akan terjejas; satu-satunya akibat buruk jika anda tidak bersetuju atau menarik balik persetujuan anda adalah bahawa Syarikat tidak akan dapat memberikan Unit Saham Terhad atau anugerah-anugerah ekuiti yang lain kepada anda atau mentadbir atau mengekalkan anugerah tersebut. Oleh itu, anda memahami bahawa keengganan atau penarikan balik persetujuan anda boleh menjejaskan keupayaan anda untuk menerima manfaat daripada Unit Saham Terhad ini serta ketidakbolehan anda untuk menyertai Pelan ini. Untuk maklumat lanjut mengenai akibat keengganan anda untuk memberikan keizinan atau penarikan balik keizinan, anda memahami bahawa anda boleh menghubungi Pentadbir Pelan Saham anda.

NOTIFICATIONS
Director Notification Obligation. If you are a director of the Company’s Malaysian subsidiary or affiliate, you are subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian subsidiary or affiliate in writing when you receive or dispose of an interest (e.g., the Shares) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.

MEXICO
TERMS AND CONDITIONS
Acknowledgement of the Agreement. By participating in the 2013 Plan, you acknowledge that you have received a copy of the 2013 Plan, have reviewed the 2013 Plan in its entirety and fully understand and accept all provisions of the 2013 Plan. You further acknowledge that you have read and expressly approve the terms and conditions set forth in the Nature of Grant section of the Agreement, in which the following is clearly described and established: (i) your participation in the 2013 Plan does not constitute an acquired right; (ii) the 2013 Plan and your participation in the 2013 Plan are offered by the Company on a wholly discretionary basis; (iii) your participation in the 2013 Plan is voluntary; and (iv) the Company and its subsidiaries are not responsible for any decrease in the value of the underlying Shares.
Labor Law Policy and Acknowledgement. By participating in the 2013 Plan, you expressly recognize that Wolfspeed, Inc., with registered offices at 4600 Silicon Drive, Durham, North Carolina 27703, U.S.A., is solely responsible for the administration of the 2013 Plan and that your participation in the 2013 Plan and acquisition of Shares does not constitute an employment relationship between you and the Company since you are participating in the 2013 Plan on a wholly commercial basis. Based on the foregoing, you expressly recognize that the 2013 Plan and the benefits that you may derive from participation in the 2013 Plan do not establish any rights between you and the Company and do not form part of the employment conditions and/or benefits provided by the Company, and that any modification of the 2013 Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment.

You further understand that your participation in the 2013 Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue your participation at any time without any liability to you.

Finally, you hereby declare that you do not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the 2013 Plan or the benefits derived under the 2013 Plan, and you therefore grant a full and broad release to the Company, its subsidiaries, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.
TÈRMINOS Y CONDICIONES

Reconocimiento del Contrato. Al participar en el Plan, usted reconoce que ha recibido una copia del Plan, que ha revisado el Plan en su totalidad, y que entiende y acepta en su totalidad, todas y cada una de las disposiciones del Plan. Asimismo reconoce que ha leído y aprueba expresamente los términos y condiciones señalados en el párrafo titulado Naturaleza de la Oferta en el Convenio, en lo que claramente se describe y establece lo siguiente: (i) su participación en el Plan no constituye un derecho adquirido; (ii) el Plan y su participación en el Plan son ofrecidos por la Compañía sobre una base completamente discrecional; (iii) su participación en el Plan es voluntaria; y (iv) la Compañía y sus afiliadas no son responsables de ninguna por la disminución en el valor de las Acciones subyacentes.

Política de Legislación Laboral y Reconocimiento. Al participar en el Plan, usted reconoce expresamente que Wolfspeed, Inc., con oficinas registradas en 4600 Silicon Drive, Durham, North Carolina 27703, Estados Unidos de América, es la única responsable por la administración del Plan, y que su participación en el Plan, así como la adquisición de las Acciones, no constituye una relación laboral entre usted y la Compañía, debido a que usted participa en el plan sobre una base completamente mercantil. Con base en lo anterior, usted reconoce expresamente que el Plan y los beneficios que pudiera obtener por su participación en el Plan, no establecen derecho alguno entre usted y la Compañía, y no forman parte de las condiciones y/o prestaciones laborales que la Compañía ofrece, y que las modificaciones al Plan o su terminación, no constituirán un cambio ni afectarán los términos y condiciones de su relación laboral.

Asimismo usted entiende que su participación en el Plan es el resultado de una decisión unilateral y discrecional de la Compañía; por lo tanto, la Compañía se reserva el derecho absoluto de modificar y/o suspender su participación en cualquier momento, sin que usted incurra en responsabilidad alguna.

Finalmente, usted declara que no se reserva acción o derecho alguno para interponer reclamación alguna en contra de la Compañía, por concepto de compensación o daños relacionados con cualquier disposición del Plan o de los beneficios derivados del Plan, y por lo tanto, usted libera total y ampliamente de toda responsabilidad a la Compañía, a sus afiliadas, sucursales, oficinas de representación, sus accionistas, funcionarios, agentes o representantes legales, con respecto a cualquier reclamación que pudiera surgir.
RUSSIA
TERMS AND CONDITIONS
U.S. Transaction. You understand that the RSUs shall be valid and this Agreement shall be concluded and become effective only when the Agreement is received by the Company in the United States. Upon vesting of the RSUs, any Shares to be issued to you shall be delivered to you through a bank or brokerage account in the United States. In no event will Shares be delivered to you in Russia; instead, all Shares acquired upon vesting of the RSUs will be maintained on your behalf in the United States. You are not permitted to sell Shares acquired at vesting directly to a Russian legal entity or resident.
Depending on the development of local regulatory requirements, the Company reserves the right to settle RSUs in cash and/or to pay any proceeds related to the RSUs to you through local payroll.
NOTIFICATIONS
Exchange Control Information. Under current exchange control regulations, within a reasonably short time after receipt, you must repatriate any proceeds from the sale of Shares received under the 2013 Plan to Russia. Such proceeds must be initially credited to you through a foreign currency account at an authorized bank in Russia. After the proceeds are initially received in Russia, they may be further remitted to foreign banks in accordance with Russian exchange control laws. However, dividends can be held in a foreign currency account at a foreign individual bank account opened in certain countries (including the United States).
You are encouraged to contact your personal advisor before RSUs vest and Shares are sold as significant penalties may apply in the case of non-compliance with exchange control requirements and because exchange control requirements may change.
Securities Law Information. This Agreement, the 2013 Plan and all other materials that you may receive regarding participation in the 2013 Plan do not constitute advertising or an offering of securities in Russia. The issuance of securities pursuant to the 2013 Plan has not and will not be registered in Russia; hence, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia.
Labor Law Information. If you continue to hold Shares after an involuntary Termination of Service, you may not be eligible to receive unemployment benefits in Russia.
SINGAPORE

NOTIFICATIONS
Securities Law Notice. The Award is being made on a private basis and is, therefore, exempt from registration in Singapore.
Chief Executive Officer and Director Notification Requirement. If you are the Chief Executive Officer or a director of a Singapore Subsidiary of the Company, you must notify the Singapore Subsidiary in writing of an interest (e.g., RSUs, Shares) in the Company or any Subsidiary within two days of (i) its acquisition or disposal, (ii) any change in a previously-disclosed interest (e.g., when Shares acquired under the 2013 Plan are subsequently sold), or (iii) becoming the CEO / a director.

TAIWAN

TERMS AND CONDITIONS
Data Privacy Consent. You hereby acknowledge that you have read and understood the terms regarding collection, processing and transfer of Data contained in Section 12 of the Agreement and by participating in the 2013 Plan, you agree to such terms. In this regard, upon request of the Company or the Employer, you agree to provide an executed data privacy consent form to the Employer or the Company (or any other agreements or consents that may be required by the Employer or the Company) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in the Employee’s country, either now or in the future. You understand you will not be able to participate in the 2013 Plan if you fail to execute any such consent or agreement.
NOTIFICATIONS
Securities Law Notice. The RSUs and the Shares to be issued pursuant to the 2013 Plan are available only to employees of the Company, its Subsidiaries and Affiliates. The grant of the RSUs does not constitute a public offer of securities.
Exchange Control Notice. You may acquire and remit foreign currency (including proceeds from the sale of Shares) into and out of Taiwan up to US$5,000,000 per year. If the transaction amount is TWD$500,000 or more in a single transaction, you must submit a foreign exchange transaction form and also provide supporting documentation to the satisfaction of the remitting bank. If the transaction amount is US$500,000 or more in a single transaction, you may be required to provide additional supporting documentation to the satisfaction of the remitting bank. You should consult your personal advisor to ensure compliance with applicable exchange control laws in Taiwan.

TURKEY

NOTIFICATIONS
Securities Law Notice. You are prohibited by Turkish law from selling any Shares acquired under the 2013 Plan in Turkey. The Company’s ordinary shares are currently traded on the New York Stock Exchange, which is located outside of Turkey, under the ticker symbol “WOLF” and shares acquired under the 2013 Plan may be sold through this exchange.
Exchange Control Notice. You may be required to engage a Turkish financial intermediary to assist with the sale of Shares acquired under the 2013 Plan. To the extent a Turkish financial intermediary is required in connection with the sale of any shares acquired under the 2013 Plan, you are solely responsible for engaging such Turkish financial intermediary. You should consult your personal legal advisor prior to the vesting of the awards or any sale of Shares to ensure compliance with the current requirements.

UNITED KINGDOM

TERMS AND CONDITIONS
Responsibility for Taxes. The following provision supplements Section 6 of this Agreement:
You agree that, if you do not pay or the Employer or the Company does not withhold the full amount of income tax that you owe at vesting of the equity awards, or the release or assignment of the equity awards for consideration, or the receipt of any other benefit in connection with the equity awards (the “Chargeable Event”) within 90 days after the end of the UK tax year in which the Chargeable Event occurs, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), then the amount that should have been withheld shall constitute a loan owed by you to the Employer, effective on the Due Date. You agree that the loan will bear interest at the HMRC’s official rate and will be immediately due and repayable by you, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to you by the Employer, by withholding in cash or in Shares issued upon vesting of the equity awards or from the cash proceeds from the sale of Shares or by demanding cash or a check from you. You also authorize the Company to delay the issuance of any Shares unless and until the loan is repaid in full.
Notwithstanding the foregoing, if you are an executive officer or director (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that you are an executive officer or director and income tax is not collected from or paid by you by the Due Date, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and National Insurance Contributions (“NICs”) may be payable. You acknowledge that the Company or the Employer may recover any such additional income tax and NICs at any time thereafter by any of the means referred to in Section 6 of the Agreement, although you acknowledge that you ultimately will be responsible for reporting any income tax or NICs due on this additional benefit directly to the HMRC under the self-assessment regime.